Xtant Medical Announces Amendments to Credit Facility

and Issuance of Warrants

BELGRADE, MT, Sept. 17, 2018 — Xtant Medical Holdings, Inc. (NYSE American: XTNT), a leader in the development and commercialization of regenerative medicine products and medical devices, today announced it has executed amendments to its credit facility reducing interest payable, among other provisions. Xtant has also issued warrants for the purchase of 1.2 million shares of common stock.

The Company has executed the 24th and 25th amendments to its Amended and Restated Credit Agreement with its lenders. These amendments provide for the following changes, as further described in the amendments:

●	No interest will be charged on the loan balance outstanding under the credit facility for the period April 1, 2018 through December 31, 2018.

●	The interest rate for the Optional PIK Interest (as defined in the agreement) for the period January 1, 2019 through June 30, 2019, was reduced from 15.00% plus LIBO rate to 10.00% plus LIBO rate.

●	A minimum LIBO rate of 2.3125% was provided for the period January 1, 2019 through maturity of the credit facility on July 31, 2020.

●	The fee due upon payment, prepayment or repayment of the principal amount of the loans under the credit facility, whether on the maturity date or otherwise, was increased to 2% from 1% of the aggregate principal amount of such payment, prepayment or repayment.

Xtant has issued warrants for 1.2 million shares of common stock with an exercise price of $.01 per share and an expiration date of August 1, 2028. The warrants were issued to OrbiMed Royalty Opportunities II, LP and ROS Acquisition Offshore LP who collectively own approximately 70% of Xtant’s outstanding common stock and are the sole holders of the Company’s outstanding long-term debt under the credit facility.

Additional details regarding the 24th and 25th amendments to the Amended and Restated Credit Agreement and the warrant issuance can be found in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on September 17, 2018, and by visiting the SEC’s website at http://www.sec.gov.

About Xtant Medical

Xtant Medical develops, manufactures and markets regenerative medicine products and medical devices for domestic and international markets. Xtant Medical products serve the specialized needs of orthopedic and neurological surgeons, including orthobiologics for the promotion of bone healing, implants and instrumentation for the treatment of spinal disease, tissue grafts for the treatment of orthopedic disorders, and biologics to promote healing following cranial, and foot and ankle surgeries. With core competencies in both biologic and non-biologic surgical technologies, Xtant Medical can leverage its resources to successfully compete in global neurological and orthopedic surgery markets. For further information, please visit www.xtantmedical.com.

Important Cautions Regarding Forward-looking Statements

This press release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as ‘‘continue,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘strategy,’’ ‘‘will,’’ “can” or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability to increase revenue; the ability to achieve expected results; the ability to remain competitive; the ability to innovate and develop new products; the ability to engage and retain qualified personnel; government and third-party coverage and reimbursement for Company products; the ability to obtain and maintain regulatory approvals; government regulations; product liability claims and other litigation to which we may be subjected; product recalls and defects; timing and results of clinical studies; the ability to obtain and protect Company intellectual property and proprietary rights and operate without infringing the rights of others; the ability to service Company debt and comply with debt covenants; the ability to raise additional financing and other factors. Additional risk factors are listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018 and subsequent SEC filings by the Company, including without limitation its Quarterly Report on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this cautionary statement.

Investor Relations Contact

David Carey

Lazar Partners Ltd.

Ph: 212-867-1762

Email: dcarey@lazarpartners.com

Company Contact

Xtant Medical
Molly Mason
mmason@xtantmedical.com

Xtant Medical Holdings, Inc.

SOURCE: Xtant Medical Holdings, Inc.